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                                     [LETTERHEAD]

                                BRADLEY & RILEY, P.C.
                                 100 First Street, SW
                                Cedar Rapids, IA 52404
                                    (319) 363-0101



August 27, 1997




Telecommunications Income Fund XI, L.P.
c/o Berthel Fisher & Company Leasing, Inc.
100 Second Street, SE
Cedar Rapids, IA 52401

RE: Telecommunications Income Fund XI, L.P.
    Form S-1 filed ___________, 1997
    File Number ____________

We have acted as tax counsel for Telecommunications Income Fund XI, L.P. (the "Partnership") in connection with the offering and sale of limited partnership interests in the Partnership as described in (i) the Partnership's Registration Statement filed with the Securities and Exchange Commission Registration
No. ____________ (the "Registration Statement"), and (ii) the Amended and Restated Agreement of Limited Partnership appended thereto as Exhibit A to the Prospectus (the "Agreement").

In our opinion, if the Partnership is organized and operated in accordance with the provisions of the Agreement, then, under present laws, regulations and judicial interpretations thereof (all of which are subject to change), the Partnership will be classified and treated as a partnership for federal income tax purposes and not as an association taxable as a corporation.

In rendering this opinion, we have reviewed the Registration Statement and the Agreement. We have further considered Treasury Regulation Section 301.7701-2, which sets forth certain criteria to determine whether or not an entity is a "partnership" or an "association taxable as a corporation." In our opinion the Partnership will be classified and treated as a "partnership" and not as an "association taxable as a corporation" for federal income tax purposes.
Inasmuch as these Regulations are a primary basis for this opinion, it should be noted that there can be no assurance that new regulations may not be issued in the future that may classify the entity as an association taxable as a corporation and not as a partnership. If the Treasury Department should decide to amend these Regulations, it is conceivable that said amended regulations may be applied retroactively and that the Partnership would no longer qualify as a "partnership" for tax purposes. While there is no legal or constitutional prohibition on the retroactive application of amendments to the Treasury Department Regulations, the Treasury Department generally does not apply such amended regulations retroactively to taxpayers who have acted in reliance upon prior regulations.

Our opinion that the Partnership will be classified as a partnership rather than as an association for federal income tax purposes assumes:

         (1) no further amendments will be made to the Agreement that affect any of the underlying assumptions;

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Telecommunications Income Fund XI, L.P.
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August 27, 1997


         (2)  compliance with the terms of the provisions of the Agreement;

         (3)  substantial compliance with all applicable state statutes.

We note also that we did not seek on your behalf to obtain any ruling on this issue from the Internal Revenue Service.

The Revenue Act of 1987 (the "1987 Act"), contained numerous provisions that will have an adverse impact on many "publicly traded" partnerships. The General Partner has represented that (i) the Partnership will not list limited partnership interests (the "Units") for trading or otherwise encourage or condone the establishment of a market for Units, (ii) the General Partner does not expect Units to be readily tradeable on a secondary market, based upon the experience of its affiliated limited partnerships, and (iii) the General Partner will not consent to the assignment, redemption, or other disposition of Units if, in the opinion of counsel, the sum of percentage interests in Partnership capital or profits assigned, redeemed or otherwise disposed of during a Partnership taxable year exceeds two percent (2%) (excluding exempt transfers) of the total interest in Partnership capital or profits after such assignment, redemption or other disposition for purposes of determining whether the Partnership is a "publicly traded" partnership for federal income tax purposes. Based upon these representations and Treasury Regulation Section 1.7704-1, it is our opinion that the Partnership will not be treated as "publicly traded" unless, unexpectedly, a substantial secondary market in Units was to arise.

We have reviewed the Registration Statement of Telecommunications Income Fund XI, L.P. under the Securities Act of 1933 and, specifically, the language in the Tax Consequences section of the Registration Statement. We hereby affirm the opinions attributed to this office, as tax counsel, as set forth in the Registration Statement and subject to the limitations set forth therein. Specifically, we affirm the opinions attributed to us in the Registration Statement, as set forth in the Registration Statement and subject to limitations set forth therein, that:

A. an investment in the Partnership more likely than not will be considered a passive activity,

B. the allocation of Net Income or Net Loss more likely than not will be recognized under the regulations under Section 704(b) of the Code,

C. the leases entered into by the Partnership will more likely than not qualify as true leases for federal income tax purposes,

D. expenses incurred in the creation of the Partnership will more likely than not be treated as organization expenses and be subject to amortization over a five (5) year period and syndication costs will be nondeductible capital expenditures,

E. the Partnership more likely than not will be able to satisfy the profit motive requirement of Section 183 of the Code,

F. based on the financial projections provided to us by the General Partner, the Partnership will be required to file for a tax shelter registration number, and

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Telecommunications Income Fund XI, L.P.
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August 27, 1997


G. under ERISA, the Partnership Units will constitute "publicly offered securities."

We hereby affirm the opinions attributed to us in the Registration Statement and consent to the reference to our foregoing opinions in the Registration Statement under the captions "Risk Factors -- Federal Income Tax Risks" and "Tax Consequences" and to the reference to our firm under the caption "Legal Matters."

                             Very truly yours,

                             BRADLEY & RILEY, P.C.